Employment Agreement

Decided by the Board of Directors, Mr. Liu, Changzhen is appointed as the Chairman of China Ginseng Holdings, Inc.

The monthly wage will be RMB$3,000. Permanent employment period will be three years from March 2005 to March 2008. According to the law of the state, employment health insurance will be provided.

Employee: Liu, Changzhen
China Ginseng Holdings, Inc.
March 12, 2005